Exhibit 10.4
SECOND AMENDMENT TO
EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”), dated March 30, 2010, is by and between interCLICK, Inc., a Delaware corporation (the “Company”), and Michael Katz (the “Executive”).

WHEREAS, the Company and the Executive entered into an employment agreement as of August 31, 2007, as amended by that certain Amendment to Employment Agreement dated December 31, 2008 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement to clarify an inconsistency in the Agreement as a result of the prior amendment.

NOW, THEREFORE, the Company and the Executive, each intending to be legally bound hereby, do mutually covenant and agree as follows:

I.	The Agreement is hereby amended as follows:

A.	Section 4(c) shall be deleted and replaced with the following:

(c)           In addition to the Base Salary set forth in Section 4(b) above, the Executive shall be entitled to receive an annual cash bonus in an amount equal to fifty percent (50%) of his then-current Base Salary based upon the achievement of performance targets with respect to the InterClick business to be mutually agreed upon by the Executive and a majority of the Board (the “Bonus Target”); provided, however, that in the event that the InterClick business’s performance for any fiscal year is greater than seventy-five percent (75%) but less than one hundred percent (100%) of the applicable Bonus Target, the Executive shall be entitled to an annual bonus under this Section 4(c) of twenty five percent (25%) of the Executive’s then-current Base Salary; provided further, however, that in the event the parties are unable to agree to a mutually acceptable Bonus Target at any time during the Term, the Executive shall receive a guaranteed annual bonus for any such fiscal year of not less than twenty-five percent (25%) of the Base Salary. In his sole discretion, the Executive may elect to receive such annual bonus in capital stock at the basis determined by the Board in good faith.

B.	Section 4(f) of the Agreement shall be amended by adding the following to the end of the paragraph:

For purposes of this Agreement, the term Change in Control Transaction means a “change in ownership” of the Company, as this concept is defined in U.S. Treasury Regulations Section 1.409A-3(i)(5)(v) or successor provisions.

C.	A new Section 4(h) shall be added to the Agreement as follows:

(h)           Upon a Change in Control Transaction, all options and restricted common stock granted by the Company to the Executive shall immediately vest.

II.          Capitalized terms used but not otherwise defined in this Second Amendment shall have the meanings assigned thereto in the Agreement.

III.         In the event of any conflict between the Agreement and this Second Amendment, the terms as contained in this Second Amendment shall control. In all other respects the Agreement is hereby ratified and confirmed.

IV.         This Second Amendment may be executed in one or more counterparts, each of which shall be deemed to be one and the same agreement. Facsimile signatures shall be treated in all respects and for all purposes as originals.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first above written.

COMPANY:

interCLICK, Inc.

By:	______________________________
______________, _______________

EXECUTIVE:

___________________________________
Michael Katz